UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 6, 2008

WCI COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31255	59-2857021
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

24301 Walden Center Drive, Bonita Springs, FL	34134
(Address of Principal Executive Offices)	(Zip Code)

239-947-2600

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 6, 2008, WCI Communities, Inc. (the “Company”) filed a Form 12b-25, announcing that the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 could not be filed within the prescribed time period. On August 4, 2008, the Company and 126 of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court of the District of Delaware (the “Bankruptcy Court”). The reorganization cases are being jointly administered under Case No. 08-11643. The Debtors are managing their businesses as “debtors in possession” under the jurisdiction of the Bankruptcy Court and pursuant to the provisions of the Bankruptcy Code.

The closing of the books and the process of preparing the Company’s financial statements for the period ended September 30, 2008 is taking longer than expected due to manpower constraints following the resignation of the Company’s Chief Financial Officer, the focus of the Company’s resources on the preparation of documents and schedules for submittal to the Bankruptcy Court related to the Company’s bankruptcy proceedings, and the length of time needed to complete detailed, updated impairment analyses for the Company’s real estate inventories. The Company intends to file its Form 10-Q as soon as practicable after completion of its financial reporting process for that quarter, and in any event will seek to do so no later than January 28, 2009 in accordance with the terms of the Company’s $150 million Debtor-in-Possession Credit Agreement dated as of September 24, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCI COMMUNITIES, INC.

Date: November 6, 2008
	By:	/s/ James D. Cullen
Name: James D. Cullen
Title: Vice President and Assistant Secretary